Exhibit 18.1
August 4, 2009
Board of Directors
Outdoor Channel Holdings, Inc.
43445 Business Park Drive, Suite 103
Temecula, California 92590
Dear Members of the Board of Directors:
Note 7, of Notes to Unaudited Condensed Consolidated Financial Statements of Outdoor Channel Holdings, Inc. (the Company) included in its Report on Form 10-Q for the three months and six months ended June 30, 2009 describes a change regarding the date of the Company’s annual goodwill impairment assessment from the last day of the fiscal third quarter to the first day of the fiscal fourth quarter. There are no authoritative criteria for determining which date is preferable based on the particular circumstance; however, we conclude that such change is acceptable and, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2008, and therefore we do not express any opinion on any consolidated financial statements of Outdoor Channel Holdings, Inc. subsequent to that date.
Very truly yours,
/s/ Ernst & Young LLP